Credit Facility Agreement

No. (2007) Zhen Zhong Yin E Xie Zi 000274

Applicant (hereinafter “Party A”): Shenzhen BAK Battery Co., Ltd
Legal Representative: Li Xiangqian
Address: Kuichong Town, Longgang District, Shenzhen
Telephone No: 0755-89770433

Creditor (hereinafter “Party B”): Shenzhen Branch, Bank of China
Person in Charge: Duan Yongkuan
Address: No. 2022, Construction Road, Shenzhen
Telephone No: 0755-28922013

In order to develop the long-term, stable, mutual benefit cooperation relationship between Party A and Party B, both parties have entered into this Agreement under the principle of voluntaries, equity, mutual benefits and trustworthiness.

Article 1. Credit Facility

(1)
Party B provides Party A the credit facility of no more than RMB 450,000,000.00 yuan from November 1, 2007 to Novemeber 1, 2008. Party A may apply for different currencies within the aforesaid amount. If the credit facility which provided by Party B is involved with more than one currency, all credit facility shall be converted by the inner conversion ratio on the date of the business happens. Once Party A applies the credit facility under this Agreement, it shall be the indebtedness of Party B’s and the aforesaid legal application documents shall contribute as parts of this Agreement;

(2)	The types and divisions of the business within the credit facility:

Content	Sum (Currency)
1. Loan amount	RMB 350,000,000.00 yuan

2. Amount of accepted bill of exchange by opening bank	RMB 100,000,000.00 yuan

The aforesaid amount shall be applied in writing by Party A and by the consensus of Party B. The division of the amount shall be adjusted by the inner conversion ratio, but the maximum amount of use really shall not exceed the maximum credit facility of this Agreement.

Article 2. The Term of Credit Facility
The term of the credit facility of this Agreement is one year (from November 1, 2007 to November 1, 2008). The aforesaid facility could be used from time to time if Party A applies and it is approved by Party B.

Article 3. Use of Credit Facility
Party A shall use the credit facility in accordance with the requirements of using it which stipulated in Clause 2 of Article 1.

Article 4. Security
All the indebtedness of every single credit facility under this Credit Facility Agreement shall be guaranteed by Shenzhen BAK Battery Co., Ltd and Mr. Li Xiangqian in accordance with No. 0085 Pledge Contract of Maximum Amount of 2007 Zhen Zhongyin Si Di E Zi and No. 0284 Guaranty Contract of Maximum Amount of 2007 Zhen Zhongyin Si Bao E Zi.

Article 5. Use of Credit Facility under this Agreement
Party A shall use the credit facility under this Agreement with satisfaction of all following conditions:

(1)	Credit Facility Agreement has become valid;

(2)	All legal documents provided by Party A that required by Party B under this Agreement are qualified and completed;

(3)	Provides Party B with Party B’s uniform application form and/or loan receipt;

(4)	All above applications have been approved by Party B;

(5)	The performance of Party A has been accepted by Party B if Party B requires Party A shall provide other supplementary legal documents or increase guaranty under the application form;

(6)	The usage of credit facility shall be in accordance with the relevant laws, regulations and policies of the People’s Republic of China.

Article 6. Interest and Expense

1.  Interest

(1). Interest ratio: the interest ratio will be carried out by Party B in accordance with the interest ratio which formulated and publicized by People’s Bank of China on the date of loan/prepayment (the prepayment foreign exchange under the settle credit facility shall be increased by 20% of the foreign loan interest in the corresponding period, RMB shall be charged as the overtime loan interest ratio; packing loan exchange shall be charged as agreed); Party B shall perform as the stipulations and not necessary to inform Party A and the guarantor if there are interest ratio changes or the ratio formulation has been changed;

The interest ratio of every single credit facility shall be decided by both Party A and Party B while they are carrying out the business.

(2). The basis for calculating the interest:

A. The basis for calculating the interest: RMB 30 days, foreign exchange 360 days;

B. The prepayment under the credit facility shall be the actual days that calculate from the imprest day to the repay day;

(3). The interest calculating formula: the interest shall be calculated once each month, the interest calculating day is 20 days after the end of each month; the prepayment interest under the settlement of credit facility shall be calculated by the actual imprest days; the interest shall be repaid at the same time as when the loan has been repaid;

(4). Payment of interest: Party A shall pay the interest on the interest calculating day, Party B could also deduct directly from Party A’s deposit account;

(5). Compound interest:

If Party A could not pay the interest on time and the currency of the money he loans is RMB, then Party B has the right to calculate and claim the compound interest of the unpaid interest from the interest settlement day every season (or every month); if the money he loans is foreign exchange, the penaltyed interest shall be required on the loan interest ratio agreed by both Party A and Party B as to the credit facility until the interest has been repaid.

(6). The interest of overdue loan and apropriation loan:

If Party A does not repay the loan in accordance with the loan repay plan and he has not reached an Agreement with Party B, then Party A contributes an overdue loan. If the money he loans is RMB, then Party B has the rights to charge 50% penaltyed interest on the basis of loan interest ratio of the credit facility which agreed by both Party A and Party B. If the loan is foreign exchange, then 20% penaltyed interest will be charged on the basis of the loan interest ratio affirmed by both Party A and Party B; if Party A has not use the loan as both Parties agreed on and the money he loans is RMB, then Party B has the rights to charge 100% penaltyed interest of the remove parts on the basis of confirmed loan interest ratio agreed by both Parties. If the money Party A loans is foreign exchange, Party B has the rights to charge 50% penaltyed interest on the basis of confirmed interest ratio agreed by both Parties.

2.  Expense

Party B has the rights to charge all expenses in accordance with the fee charged types and ratios according to the Party B’s requirements. The expense ratio and its claiming method shall be confirmed by both Party A and Party B when the loan is taken. Any expenses resulting from performing this Agreement other than this Clause shall be paid by Party A.

Article 7. Rights and Obligations

(1). Party A has the rights to use the credit facility under this Agreement in accordance with the requirements of this Agreement;

(2). Party A shall pay all payable credit facility and its interest, expenses on time in accordance with the stipulations of this Agreement and other relevant application letter, which:

(I). the credit facility under the exporter’s packing loan; inward documentary bill; sum shall be repaid on or before the due date.

Party A shall apply in written to Party B one month in advance if he estimates that he could not repay the sum and need to extend the term. Party B has the rights to decide whether or not to extend the term.

(II). Under the terms of letter of credit:

After receiving the acceptance/payment phone call or written notice, Party A shall go to Party B’s place and carry out the acceptance/payment within 3 working days; Party A and/or the guarantor shall repay it as required no later than Party B pays to the beneficiary; if there are discrepancies of the documents under the terms of letter of credit, Party B has the rights to refuse to pay for it; if Party A accepts the discrepancies under the deferred letter of credit and accept to pay for it, then Party B has the rights to require Party A to accept and pay for it after Party A has pay for guaranty money to some degree. Any responsibilities resulting from it shall be bore by Party A; if there are some disputes about whether or not it shall be accepted or shall be paid, Party B has the rights to dispose it according to international customs.

(III). Under the terms of Guaranty Letter:

Party A shall make the payment in Party B’s place and deposit sufficient money in the guaranty account which opened in Party B’s place within 3 working days from the date of Party A receives Party B’s payment phone call of the Guaranty Letter or written notice. Despite of the reasons which cause the beneficiary to require Party B to make the compensation payment under this Agreement and which leads Party B to pay, Party A shall repay all principle, interest and other relevant expenses etc within 5 working days.

The proof of indebtedness of Party A to Party B shall be including but not limited to the following documents:

i.	The application letter, loan receipt which filled by Party A or account transfer or payment receipt;

ii.	The Letter of Credit, Guaranty Letter and other bills, receipts which opened by Party B under the terms of this Agreement;

iii.	The beneficiary’s compensation claim documents;

iv.	Party B’s account statement or computer record or other payment proofs;

(3). The abovementioned operations include: The abovementioned operations include: Loan in RMB/Foreign Currency; Issuance of L/C without or with reduced of deposit; exporter’s packing loan; discount of bank/commercial draft; inward documentary bill; outward documentary bill; bank guarantee; acceptance of bank draft. Despite of the reasons which might cause Party B unable to claim the payment from the third party under the terms of this credit facility (including the counterparty refusing to pay), Party B has the rights to reimburse directly from Party A or deduct directly from the authorized principle, interest and expenses from Party A’s account.

(4). Party A shall deposit the sufficient money into the account opened in Party B’s place before the due date of accepted bill of exchange in order to prepare to pay; if because Party A could not deposit the sufficient money into the account on time which cause Party B has to imprest, then Party B has the rights to reimburse from Party A or deduct directly the relevant imprest principle, interest and expenses from Party A’s account;

(5). While Party A use credit facility of the foreign exchange transaction, he should comply with the stipulations in other legal documents which signed with Party B, and the aforesaid legal documents shall contribute as part of this Agreement;

(6). Party A shall report to Party B in writing by season the main financial statement, main project process which are including but not limited to the documents and materials of the reports, charts of management status, financial status. Party A guarantees that the information provided is accurate, authentic, completed and valid;

(7) The total settlement, agent and deposit which conducted by Party A in Party B and its branch shall not be less than (/)% of all same transactions in all financial institutions by Party A or the ratio of the settlement, transaction and deposit which conducted by Party A in Party B out of Party A’s settlement, total transaction and total deposit shall not be less than the ratio of credit facility to Party A provided by Party B out of the total credit facility of financial institutions, the higher ratio between them shall prevail.

(8). Party A has the responsibility to inform Party B in writing under the following circumstances:

I. Any breaches of the Loan Contract, the Credit Facility Agreement and the Credit Facility Contract, Guaranty Contract which signed by Party A and Bank of China and its departments or branches, other banks, non-banking financial institutions and any breaches of the Credit Facility Contract, Guaranty Contract or any other Credit Facility Contract which signed with other creditors;

II. The changes of the relationship of administrative subordination, changes of main business scope, alterations of directors of board and senior management staff, modification of Contract of Equity Joint Venture and articles of associations and adjustment of inner organization;

III. Material violation of principles, violation of law or compensation claiming which are relating to Party A or Party A’s principle leader;

IV. The serious difficulties occur in Party A’s management and the deterioration of financial situation;

V. Party A has already undertaken or would undertake the indebtedness, possible indebtedness or mortgage, pledge to the third party;

VI. Any litigation or arbitration deriving from the disputes of Party A’s material creditor’s rights and indebtedness;

VII. Other situations which might affect Party A’s financial status or indebtedness repay ability;

(9). Party A undertakes the possible indebtedness and dispose the fixed assets shall not affect its ability to repay the indebtedness to Party B;

(10). Accepts Party B’s credit facility inspection and supervision and provides the sufficient association and cooperation to Party B;

(11). Despite of whether or not Party A has already signed any forms of counter-guarantee Agreement regarding to his guarantee responsibilities under the terms of this Agreement, this Agreement shall not legally or practically affect

Party B’s rights under the terms of this Agreement;

(12). Party A shall obtain Party B’s written approval on the following occurrences:

I. Material system changes which including reducing the registered capital in any forms, division, merge, reconstruction, share structure transformation etc or cancellation, dismissal, suspending a business;

II. Material events which are concerning the outer investment and assets transferring;

III. Conducting the title transaction, management transaction by the way of lease, contract, affiliation, trusteeship;

IV. The material share alteration of share adjustment or Party A’s share transformation;

(13). If any commercial businesses under this Agreement are needed to be insured, Party A shall insure in accordance with the requirements of Party B and the relevant insurance fee shall be paid by Party A;

(14). Party A’s asset-liability ratio shall not exceed 70% within the period of credit facility which is stipulated in Article 2 of this Agreement;

(15). Party B shall provide inquiry, agency, settlement and other intermediary service within its business scope on Party A’s commands;

(16). Party A shall pay Party B annual fee of RMB ( / ) yuan at one time by (/) within 3 working days after this Agreement comes into force;

(17). Party A confirms that Party B has the rights to authorize the institutions of Shenzhen branch, Bank of China (including its branch and sub-branches) to perform this Credit Facility Agreement or credit facility division.

Article 8. Breach of Contract

(1). It is deemed that Party A conducts breach of contract on any of the following occurrences:

I. Party A does not use the loan as stipulated in this Agreement;

II. Party A does not repay or pay for the principle of credit facility (including the imprest money), interest, expenses and any other payable sum on time as stipulation;

III. Party A does not perform any responsibilities of Article 7 of this Agreement;

IV. Any breach occurrences by Party A under other Loan Agreement or Guaranty Agreement or any breaches by guarantee under the terms of Guaranty Agreement which might affect Party A to perform his liabilities of this Agreement;

V. The mortgage or pledge provided for this Agreement is obviously devaluation and affects Party B’s benefits and the mortgagor or the pledgor does not provide the supplementary guaranty;

VI. Party A or guarantee’s management is serious deteriorated;

VII. Party A or the guarantee has the actions of transferring the property, capital withdrawing and other actions of evading indebtedness;

VIII. Party A or the guarantee loses his commercial creditworthiness;

IX. There are disputes, litigations between Party A or the guarantee and the third party or any other occurrences which judged by Party B that they might be disadvantage or threaten to his rights and benefits;

X. Any reasons which already or might cause party A or the guarantee lose his repay ability;

XI. Party A or the guarantee intentionally conceals the material facts relating to this Agreement or provides the fraud information;

XII. Party A indicates expressly or by his actions expresses that he would not undertake the liabilities under this Agreement before the expiration date of this Agreement;

XIII. Any material occurrences happen on Party A which affect the security of the loan and Party A does not inform Party B;

(2). Breach of contract by Party B:

I. does not perform Party B’s liabilities which stipulating in Article 7 of this Agreement;

II. does not perform relevant Party B’s responsibilities under the every single credit facility application stipulations of this Agreement.

Article 9. Responsibilities of Breach of Contract

(1). If Party A commits any breaches of Clause 1, Article 8 of this Agreement, Party B has the rights to take the following actions solely or simultaneously:

I. requires Party A to correct it within the required time;

II. adjusts or cancels the credit facility to Party A at any time and suspend to perform this Agreement or any credit facility under this Agreement;

III. informs Party A to suspends this Agreement and requires Party A to regain his performance ability or provides the guaranty which permitted by Party B;

IV. rescinds this Agreement;

V. announces that the credit facility, expenses occurred under this Agreement become due and requires Party A to repay it immediately;

VI. deducts the principle and interest of credit facility, expenses and liquidate damages directly from all Party A’s accounts.

(2). If Party B has committed any breaches of Clause 2, Article 8 of this Agreement, Party A has the rights to take the following actions solely or simultaneously:

I. requires Party B to correct it within the required time;

II. repays the loan in advance.

Article 10. The Application Laws and Dispute Settlements

The applicable law for this Agreement shall be laws of People’s Republic of China.

Any dispute arising from the performance of this Agreement shall be settled by negotiation by the parties. In case that no settlement has been reached, the dispute shall be settled in the following (1) solution:

(1). to be submitted to the People’s Court located in the region of Party B;

(2). to be submitted to (/) Arbitration Committee. The arbitration shall be proceeded by its own arbitration rules.

Article 11. Effectiveness

This Agreement would come into effect if it satisfies the following conditions:

(1). this Agreement has been signed and stamped by the authorized persons of both parties;

(2). the guaranty documents under this Agreement have become valid.

Article 12. Miscellaneous

(1). any modification or replenishing of this Agreement shall be made in writing and contributes as undivided parts of this Agreement;

(2). there are six original copies of this Agreement. Party A retains two copies, the guarantee retains one copy, the registration office retains one copy and Party B retains two copies. All of these copies have the same legal force.

Party A (Stamp): Shenzhen BAK Battery Co., Ltd

Authorized person (signature/stamp): Mr. Li Xiangqian

Date: November 1, 2007

Party B (Stamp): Shenzhen Branch, Bank of China

Authorized person (signature/stamp): Mr. Tan Zhen

Date: November 1, 2007

Venue: Shenzhen